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EXHIBIT 99.3

CONTACT:
Tim Lynch
Chief Financial Officer
InterMune
650-409-2028
tlynch@intermune.com

Lilian Stern
Stern Investor Relations
212-315-0145
lilian@sternir.com

Steve Cragle
Edelman Public Relations
415-433-5381
steve.cragle@edelman.com

INTERMUNE AMENDS REGISTRATION STATEMENT TO ADD CONCURRENT OFFERING OF $125 MILLION OF CONVERTIBLE SUBORDINATED NOTES

BURLINGAME, CA., June 15, 2001—InterMune, Inc. (Nasdaq: ITMN) announced today that it has filed a pre-effective amendment to its registration statement originally filed with the Securities and Exchange Commission on June 5, 2001. The amendment adds a proposed public offering of $125,000,000 of convertible subordinated notes due 2006 to InterMune's pending proposed public offering of 3,000,000 shares of common stock. InterMune plans to conduct concurrent public offerings of the common stock and convertible subordinated notes.

Lehman Brothers Inc. will act as sole lead underwriter for the offerings, and Banc of America Securities LLC, Robertson Stephens, Inc. and UBS Warburg LLC will act as co-managing underwriters. InterMune has granted the underwriters options to purchase an additional 450,000 shares of common stock and $18,750,000 of notes to cover over-allotments, if any.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any such sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectuses relating to the offerings may be obtained by contacting Lehman Brothers, 3 World Financial Center, New York, NY 10285, 212-526-7000, or by contacting any of the other underwriters.

InterMune is developing and commercializing innovative products for the treatment of serious pulmonary and infectious diseases and cancer. InterMune markets its lead product, Actimmune®, for the treatment of chronic granulomatous disease (CGD) and severe, malignant osteopetrosis. InterMune is currently conducting a Phase III clinical trial with Actimmune for the treatment of idiopathic pulmonary fibrosis (IPF). InterMune is also conducting or planning clinical trials of Actimmune for the treatment of multidrug-resistant tuberculosis (MDR TB), atypical mycobacterial infections, ovarian cancer, cryptococcal meningitis, cystic fibrosis, liver fibrosis and non-Hodgkin's lymphoma. InterMune recently acquired rights to Infergen, which is marketed in the United States and Canada for the treatment of chronic hepatitis C infections. InterMune also markets Amphotec® worldwide for the treatment of invasive aspergillosis.

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  EXHIBIT 99.3
INTERMUNE AMENDS REGISTRATION STATEMENT TO ADD CONCURRENT OFFERING OF $125 MILLION OF CONVERTIBLE SUBORDINATED NOTES